Exhibit 99.1

For more information contact: Peter Benoist, President and CEO (314) 725-5500 Frank Sanfilippo, Chief Financial Officer (314) 725-5500 Jerry Mueller, Senior Vice President (314) 512-7251

EICHNER AND SAUR TO RETIRE FROM ENTERPRISE FINANCIAL BOARD

St. Louis, March 17, 2009. Enterprise Financial Services Corp (NASDAQ: EFSC) announced that Kevin C. Eichner and Robert E. Saur will retire from the Company’s Board of Directors and will not stand for re-election to the Board when their terms expire April 30, 2009.

James J. Murphy, Jr., Chairman of the Enterprise Financial Board, said, “Kevin Eichner and Bob Saur are major figures in Enterprise’s history. Kevin in particular has played a preeminent role. His original vision led to the bank charter that remains the cornerstone of the Company. As a founder, director and former CEO, Kevin has shaped or influenced virtually every key strategy and initiative at Enterprise over the past twenty years. We’re grateful for all his contributions to the Company’s success and wish him the very best in his leadership and service role as a university president.”

Eichner commented, “I’ve enjoyed a long and wonderful association with Enterprise. I couldn’t be more proud of the great people at Enterprise and what they’ve accomplished. Although my primary focus now is on leading Ottawa University, I remain an Enterprise shareholder and advocate, with great confidence in its continued success.”

Murphy continued, “Bob Saur has been a valuable member of our holding company board since it was formed and of the Bank’s board prior to that. He was one of the original investors in the Bank when it was organized in 1988. As a very successful entrepreneur and business leader, Bob has a keen ability to hone in quickly to the heart of complex issues. That talent has served our Board very well over the years. We’ll certainly miss his counsel and insight.”

Saur commented, “It’s been very gratifying to be part of Enterprise’s growth from a start-up bank with just a handful of employees to today’s $2 billion-plus financial institution. After more than twenty years of service on the bank and holding company boards, I’ve decided to retire when my current term expires; but I’m as enthusiastic as ever about Enterprise and its prospects for the future.”

Kevin Eichner was one of three co-founders of Enterprise in 1988. He served as Vice Chairman of the Bank when it opened and subsequently was named Vice Chairman of Enterprise Financial Services Corp when the holding company was formed in 1995. He is also a member of the Executive Committee of the Board and Chairman of the Enterprise Trust Board. Eichner served as President and CEO of the Company from July, 2002 to May, 2008.

Eichner is President of Ottawa University, a liberal arts college founded in 1865 with a residential campus in Ottawa, Kansas and adult education campuses in Kansas City, Phoenix, Milwaukee and Jeffersonville, Indiana.

Robert Saur has served on the Enterprise Financial board since 1995 and is also a member of the Executive committee of the Board. Previously, he served on the Enterprise Bank & Trust Board of Directors.

Saur is Chairman of Conrad Properties, a leading St. Louis-based developer of commercial and residential real estate properties.

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis and Kansas City and a loan production office in Phoenix. Enterprise is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

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